Exhibit 8.2

ALE GROUP HOLDING LIMITED
Unit 1005, 10/F Tower A, New Mandarin Plaza

14 Science Museum Road

Tsim Sha Tsui, Hong Kong

(+852) 3620 2688

August 17th, 2020

Ladies and Gentlemen:

We have acted as counsel as to matters of United States Tax Law, to ALE GROUP HOLDING LIMITED (“Company”), a Hong Kong based accounting and corporate consulting services company, in connection with the preparation and filing of the Company’s registration statement on Form F-1 (Registration No. 333-239225) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the self-underwritten offering of a maximum of 2,880,000 and no minimum of the Company’s Ordinary Shares offered at a par value of $0.001041667 per Ordinary Share. There is no minimum number of Shares that must be sold for the offering to proceed and the proceeds from the sale of any of the offered Shares will be retained.

We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares,” to the extent such statements relate to matters of United States tax law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

ALE GROUP HOLDING LIMITED

August 17th, 2020

Our opinions expressed above are limited to the federal income tax laws of the United States. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI, LLC

HUNTER TAUBMAN FISCHER & LI, LLC